Exhibit 10.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT dated as of March 4, 2010 (this “First Amendment”), is by and between Tower Bancorp, Inc., a Pennsylvania corporation (“Tower”), and First Chester County Corporation, a Pennsylvania corporation (“First Chester”), and amends that certain Agreement and Plan of Merger dated as of December 27, 2009 between Tower and First Chester (the “Agreement”).

WHEREAS, the Boards of Directors of Tower and First Chester have determined that it is in the best interests of their respective companies to amend the Agreement as set forth herein to provide for (i) the merger of FNB with and into Graystone Bank, with Graystone Bank as the surviving institution, and (ii) the sale of the American Home Bank Division of FNB at or prior to the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Amendment of the Agreement. The Agreement is hereby amended as follows:

(a) Section 1.8 of the Agreement is hereby amended by amending the second paragraph thereof to read in its entirety as follows:

If the Bank Merger is consummated, Section 6.14 of this Agreement shall be applicable and, at the effective time of the Bank Merger, the directors of Graystone Bank as the surviving bank shall be as provided in Section 6.14. However, if Tower exercises its right under Section 1.10 not to consummate the Bank Merger immediately upon effectiveness of the Merger, at the Effective Time, the directors of FNB immediately prior to the Effective Time shall continue to be the directors of FNB, provided that at the Effective Time the number of directors serving on the board of directors of FNB shall be increased by one (1) director and one (1) of the current directors or executive officers of Tower, selected by the board of directors of Tower and subject to the conditions to board membership in the bylaws of FNB and applicable law and regulation, shall be added to the board of directors of FNB.

(b) Section 1.10 of the Agreement is amended to read in its entirety as follows:

1.10 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Tower shall be entitled to revise the structure of the Merger, including without limitation, by determining not to consummate the Bank Merger immediately upon effectiveness of the Merger, provided that (i) there are no adverse Federal or state income tax or other adverse tax consequences to First Chester shareholders as a result of the modification; (ii) the consideration to be

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paid to the holders of First Chester Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article VII or otherwise adversely affect First Chester or the holders of the First Chester Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

(c) The following new Section 1.12 is hereby added to the Agreement:

1.12	Bank Merger.

Tower and First Chester shall use their reasonable best efforts to cause FNB to be merged with and into Graystone Bank, with Graystone Bank as the surviving institution (the “Bank Merger”), concurrently with or as soon as practicable after the Effective Time. In addition, as soon as practicable after the execution and delivery of the First Amendment, Tower will cause Graystone Bank, and First Chester will cause FNB, to execute and deliver the Plan of Bank Merger substantially in the form of Exhibit F, and any subsequent amendments thereof as shall be deemed necessary or advisable by Tower to comply with all applicable regulatory requirements. The provisions of Section 6.14 shall be applicable to the Bank Merger.

(d) The following new Section 6.15 is hereby added to the Agreement:

6.15	Sale of AHB Division.

(a) Promptly after the execution of the First Amendment, First Chester shall use its best efforts, and shall cause FNB to use its best efforts, to sell, at or prior to the Effective Time, the American Home Bank Division of FNB, which conducts mortgage-banking activities and includes, without limitation, the interests of FNB in the Joint Ventures and activities related thereto (the “AHB Division”), to one or more purchasers, on terms and conditions acceptable to First Chester and Tower.

(b) Promptly after the execution of the First Amendment, First Chester agrees to engage, or cause FNB to engage, on terms acceptable to Tower, a financial advisor satisfactory to Tower to assist in the sale of the AHB Division of FNB. First Chester shall consult fully with Tower and keep Tower fully informed concerning the process and progress of sale efforts, and shall consult fully with Tower with respect to any proposed sale agreements. First Chester shall give Tower notice, in advance whenever feasible, of all meetings and discussions with third parties related to the sale of the AHB Division and Tower shall have the right to have its representatives present at all such meetings and discussions. Neither First Chester nor FNB shall enter into any sale agreements for the AHB Division without the consent of Tower.

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(c) None of the attempt to sell the AHB Division, the actual sale thereof, nor the effects on First Chester of such sale, in each case in accordance with this Section 6.15 shall be deemed to constitute a breach or violation of any representation, warranty, covenant or agreement of First Chester in this Agreement or a Material Adverse Effect for purposes of this Agreement.

(d) Promptly (but not later than one Business Day) following the execution and delivery of this First Amendment, First Chester and Tower shall execute and deliver the Credit Agreement in substantially the form of Exhibit G hereto, which shall provide for a credit facility of up to $2 million permitting draws thereunder from time to time by First Chester for the purpose of contributing additional capital to FNB in the event that as a result of the attempt to sell the AHB Division, the actual sale thereof, or the effects on FNB of such sale, in each case in accordance with this Section 6.15, FNB’s regulatory capital ratios, as reported in FNB’s quarterly call report, fall below the minimum regulatory capital ratios applicable to FNB, unless FNB’s Bank Regulator indicates, whether orally or in writing, that it will not take immediate action to enforce such minimum levels prior to consummation of the Merger; and shall also provide that the obligations of First Chester under the Credit Agreement will be secured by a second lien in favor of Tower in the collateral which secures the obligations of First Chester to Graystone Bank under that certain Loan Agreement dated November 20, 2009, as amended, between First Chester and Graystone Bank. Aggregate draws under the foregoing credit facility shall be limited to an amount equal to the amount of additional capital required for purposes of satisfying the minimum capital ratios applicable to FNB.

(e) James M. Deitch and Anna Ruth Smith, AHB Division executives (each an “AHB Executive”), are employed by First Chester and FNB pursuant to separate employment agreements dated as of September 18, 2008, as amended December 31, 2008 (each an “AHB Executive Employment Agreement”). Concurrently with execution of the First Amendment, Tower shall enter into letter agreements with the AHB Executives, on terms approved by First Chester and FNB, clarifying the effects on the AHB Executive Employment Agreements of the efforts to sell the AHB Division and its potential sale at, or immediately prior to, the Effective Time pursuant to this Section 6.15, and First Chester and FNB shall execute an acknowledgement agreeing to the terms of such letter agreements.

(e) Section 9.13, Additional Definitions, of the Agreement is hereby amended as follows:

(i) By amending the definition of the term “Agreement” to read in its entirety as follows:

“Agreement” shall mean this Agreement and Plan of Merger dated as of December 27, 2009 between Tower and First Chester, as amended by the First Amendment.

(ii) By adding the following defined terms:

“AHB Division” has the meaning set forth in Section 6.15(a).

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“AHB Executive” has the meaning set forth in Section 6.15(d).

“AHB Executive Employment Agreement” has the meaning set forth in Section 6.15(d).

“Bank Merger” has the meaning set forth in Section 1.12.

“Bank Plan of Merger” shall mean the plan of merger pursuant to which the Bank Merger shall occur, substantially in the Form of Exhibit F to this Agreement.

“First Amendment” shall mean the First Amendment to this Agreement dated as of March 4, 2010.

(g) The Agreement is hereby amended by adding thereto new Exhibits F and G as attached to this First Amendment.

2.	Provisions of Agreement; Counterparts.

This First Amendment, including Exhibits F and G, shall be part of the Agreement and the provisions of the Agreement as amended hereby shall be applicable to this First Amendment. Except as specifically provided in this First Amendment and as the context of this First Amendment otherwise may require to give effect to the intent and purposes of this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications. This First Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Tower Bancorp, Inc. and First Chester County Corporation have caused this First Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ATTEST:	TOWER BANCORP, INC.

/s/ Carl D. Lundblad	By:	/s/ Andrew S. Samuel
Secretary		Andrew S. Samuel
Chairman, President & CEO

(SEAL)

ATTEST:	FIRST CHESTER COUNTY CORPORATION

/s/ John B. Waldron	By:	/s/ John A. Featherman, III
Secretary		John A. Featherman, III
Chairman, President & CEO

(SEAL)

EXHIBIT F

FORM OF BANK PLAN OF MERGER

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of March 4, 2010, is by and between GRAYSTONE TOWER BANK, a Pennsylvania bank and trust company (“Graystone Bank”), and FIRST NATIONAL BANK OF CHESTER COUNTY, a national banking association (“FNB”).

BACKGROUND

1. Graystone Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Tower Bancorp, Inc., a Pennsylvania corporation (“Tower”). The authorized capital stock of Graystone Bank consists of 5,000,000 shares of common stock, par value $1.00 per share (“Graystone Bank Common Stock”), of which at the date hereof 1,760,000 shares are issued and outstanding.

2. FNB is a national banking association and a wholly-owned subsidiary of First Chester County Corporation (“First Chester”). The authorized capital stock of FNB consists of 30,000 shares of common stock, par value $20.00 per share (“FNB Common Stock”), of which at the date hereof 30,000 shares are issued and outstanding.

3. The respective Boards of Directors of Graystone Bank and FNB deem the merger of FNB with and into Graystone Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

4. The respective Boards of Directors of Graystone Bank and FNB have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Tower and First Chester have adopted resolutions approving an Agreement and Plan of Merger dated as of December 27, 2009, as subsequently amended on March 4, 2010 (the “Agreement”), between Tower and First Chester, providing for the merger of First Chester with and into Tower (the “Parent Merger”) and pursuant to which this Bank Plan of Merger is being executed by Graystone Bank and FNB.

Exhibit F

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, Graystone Bank and FNB, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): FNB shall merge with and into Graystone Bank; the separate existence of FNB shall cease; and Graystone Bank shall be the surviving bank under the name and title “Graystone Tower Bank” (such transaction referred to herein as the “Bank Merger” and Graystone Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).

1.2 Business. The business of the Surviving Bank shall be conducted at the main office of Graystone Bank, and shall be located at 100 Granite Run Drive, Lancaster, Pennsylvania 17601, and its legally established branches, which shall include the main office and all of the branch offices of FNB.

ARTICLE II

ARTICLES OF INCORPORATION AND BY-LAWS

On and after the Effective Date of the Bank Merger, the articles of incorporation and by-laws of Graystone Bank shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors. On and after the Effective Date of the Bank Merger, the directors of Graystone Bank immediately prior to the Effective Date shall continue to be the directors of Graystone Bank as the Surviving Bank in the Bank Merger, provided that on the Effective Date the number of directors serving on the board of directors of Graystone Bank shall be increased by three (3) directors and three (3) of the current directors of FNB who are not added to the Tower board in connection with the Parent Merger, as selected by the board of directors of FNB with the approval of the Graystone Bank board of directors and subject to the conditions to board membership in the bylaws of Graystone Bank and other criteria contained in Tower’s Corporate Governance Guidelines and applicable law and regulation, shall be added to the board of directors of Graystone Bank.

3.2 Officers. On and after the Effective Date of the Bank Merger, the officers of Graystone Bank duly elected and holding office immediately prior to such Effective Date shall be the officers of Graystone Bank, as the Surviving Bank in the Bank Merger.

Exhibit F

ARTICLE IV

CONVERSION OF SHARES

4.1 Stock of Graystone Bank. Each share of Graystone Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

4.2 Stock of FNB. Each share of FNB Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefore.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on the date on which articles of merger executed by FNB and Graystone Bank are filed with and endorsed by the Pennsylvania Department of Banking, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date: The separate existence of FNB shall cease; the principal and branch offices of FNB shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Graystone Bank and FNB shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of Graystone Bank and FNB to effect the Merger shall be subject to (i) the approval of this Plan of Merger by First Chester and Tower in their capacities as the sole shareholder of FNB and Graystone Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of FNB and the branch offices of FNB as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Agreement on or before the Effective Date.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

Exhibit F

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

[signature page follows]

Exhibit F

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	GRAYSTONE TOWER BANK

By:
Secretary		Andrew S. Samuel
Chairman, President & CEO
(SEAL)

ATTEST:	FIRST NATIONAL BANK OF CHESTER COUNTY

By:
Secretary		John A. Featherman, III
Chairman, President & CEO
(SEAL)

Exhibit F

EXHIBIT G

FORM OF CREDIT AGREEMENT

LOAN AGREEMENT

Dated as of March 4, 2010

By and Between

FIRST CHESTER COUNTY CORPORATION

and

TOWER BANCORP, INC.

Exhibit G

THIS LOAN AGREEMENT, dated as of March 4, 2010, is entered into by and between FIRST CHESTER COUNTY CORPORATION, a Pennsylvania business corporation having its principal office at 9 North High Street, West Chester, Pennsylvania 19380 (the “Borrower”), and TOWER BANCORP, INC., a Pennsylvania business corporation having an office at 112 Market Street, Harrisburg, Pennsylvania 17101 (the “Lender”).

WITNESSETH:

WHEREAS, Lender and Borrower are parties to that certain Agreement and Plan of Merger dated as of December 27, 2009, which was subsequently amended on March 4, 2010 (as amended, the “Merger Agreement”), pursuant to which Borrower will be merged with and into Lender with Lender as the surviving institution;

WHEREAS, the Merger Agreement provides that Lender shall provide to Borrower a non-revolving credit facility in the principal amount of $2,000,000, which credit facility would permit draws thereunder from time to time by Borrower under certain specified conditions for purposes of permitting Borrower to contribute additional capital to First National Bank of Chester County, Borrower’s wholly-owned subsidiary; and

WHEREAS, the Lender is willing to make the loan to the Borrower upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the terms defined in this Section 1.01, whenever used and capitalized in this Agreement, shall, unless the context otherwise requires, have the respective meanings herein specified:

“AHB Division” shall have the meaning ascribed to it in the Merger Agreement.

“Board of Directors” shall mean the Board of Directors of the Borrower or any duly authorized committee of the Board of Directors.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in Pennsylvania are authorized by law to close.

“Change of Control” shall mean with respect to either the Borrower or First National, as the case may be (“Target”), the earliest to occur of any of the following events, each of which shall be determined independently of the others:

(a) any Person becomes a “beneficial owner,” as such term is used in Rule l3d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of fifty percent (50%) or more of Target’s stock entitled to vote in the election of directors;

Exhibit G

(b) Target is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of Target is continued following any such transaction by a resulting entity (which may be, but need not be, Target) and the shareholders of Target immediately prior to such transaction hold, directly or indirectly, at least sixty-six percent (66%) of the voting power of the resulting entity;

(c) there is a change of control of Target of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K or Item 6(e) of Schedule l4A of Regulation l4A or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not Target is then subject to such reporting requirement; or

(d) there has occurred a “change of control” as such term (or any term of like import) is defined in any of the following documents which is in effect with respect to Target at the time in question: any note, evidence of indebtedness or agreement to lend funds to Target, any option, incentive or employee benefit plan of Target or any employment, or severance, termination or similar agreement with any person who is then an employee of Target.

“Financial Holding Company Letter” shall mean that certain letter issued by the Board of Governors of the Federal Reserve System to Borrower dated November 9, 2009.

“Financial Statements” shall mean the audited balance sheets for fiscal year end December 31, 2008, statements of income, statements of shareholder equity, and cash flows for fiscal year end December 31, 2008, as set forth in the annual report for fiscal year end December 31, 2008, and all other reports, proxy statements, information statements or call reports filed or to be filed subsequent to December 31, 2008 with the SEC.

“Financial Subsidiary Letter” shall mean that certain letter issued by the Office of the Comptroller of the Currency to First National dated November 4, 2009.

“First National” shall mean First National Bank of Chester County.

“FRB Letter” shall mean that certain letter issued by the Federal Reserve Bank of Philadelphia to Borrower dated November 3, 2009 requiring that Borrower obtain the approval of the Federal Reserve Bank prior to declaring or paying any dividend.

“GAAP” means generally accepted accounting principles in the United States of America, consistent with those used in the preparation of the financial statements referred to in Section 3.01.

“Indebtedness” of any Person shall mean (a) all items which, in accordance with GAAP, would be included on the liability side of a balance sheet of such Person as at the date as of which indebtedness is to be determined, excluding capital stock, surplus, capital and earned surplus, surplus reserves which in effect were appropriations of surplus or offsets to asset values

Exhibit G

(other than all reserves in respect of obligations, the amount, applicability or validity of which is at such date being contested in good faith by such Person) and deferred credits, (b) all indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned subject to such mortgage, pledge, security interest or liens whether or not the indebtedness secured thereby shall have been assumed, (c) all proper accruals for federal and other taxes based on or measured by income or profits, and (d) all guarantees, endorsements and other contingent obligations, including, without limitation, all indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed or supported, directly or indirectly, by such Person through an agreement, contingent or otherwise, (i) to purchase the indebtedness, or (ii) to purchase, sell, transport or lease (as lessee or lessor) property or to purchase or sell services at prices or in amounts designed to enable the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or (iii) to supply or advance funds to or in any other manner invest in the debtor; provided, however, that such term shall not mean and include any indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the stated date of maturity thereof or on such earlier date as such indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee in trust for the payment thereof.

“Loan” shall mean the non-revolving line of credit from the Lender to Borrower in the principal amount of $2,000,000.

“Loan Documents” shall mean, collectively, this Agreement, the Pledge Agreement, and any related Notes.

“Merger” shall have the meaning ascribed to it in the Merger Agreement.

“MOU” shall mean that certain Memorandum of Understanding dated October 16, 2009, by and between the Office of the Comptroller of the Currency and First National.

“OCC Letter” shall mean that certain letter issued by the Office of the Comptroller of the Currency to First National dated November 4, 2009 requiring that First National increase, by December 31, 2009, its Tier 1 leverage capital ratio to not less than 8%, its Tier 1 risk-based capital ratio to not less than 10%, and its total risk-based capital ratio to not less than 12%.

“Note” shall have the meaning ascribed to such term in Section 2.02.

“Person” shall mean any individual, corporation, partnership, Limited Liability Company or other entity, or government, foreign or domestic, or any agency or political subdivision of any government.

“Pledge Agreement” shall have the meaning ascribed to such term in Section 4.03.

“Regulatory Letters” shall mean the MOU, the OCC Letter, the FRB Letter, the Financial Subsidiary Letter and the Financial Holding Company Letter.

Exhibit G

“Regulatory Reports” shall mean the annual and quarterly reports of Borrower filed with the SEC since December 31, 2008, and the financial reports of First National and accompanying schedules for each calendar quarter filed with the Office of the Comptroller of the Currency, since the year ended December 31, 2009.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Documents” shall mean all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the federal securities laws.

ARTICLE II

The Loan

SECTION 2.01. Loan Commitment. Subject to the terms and conditions of, and relying upon the representations and warranties of the Borrower contained in, this Agreement, the Lender shall make the proceeds of the Loan available to the Borrower on the date (the “Closing Date”) on which the Borrower executes and delivers to the Lender the Note evidencing the Loan.

SECTION 2.02. Promissory Note. The obligation of the Borrower to repay the unpaid principal amount of the Loan, and to pay interest thereon, shall be evidenced by a Promissory Note of even date herewith (such Promissory Note, and any extension, refinancing or renewal of the same, is referred to herein as the “Note”). The unpaid principal balance of the Note, the interest, if any, accrued thereon, the interest rate applicable to such balance, and the term of the Loan shall be determined from the terms of the Note and the records of the Lender in the absence of manifest error.

SECTION 2.03. Advances.

(a) In accordance with this Agreement and other Loan Documents, Borrower may from time to time request one or more advances (each advance hereunder being referred to herein as an “Advance”). The aggregate principal amount of all Advances disbursed hereunder shall not exceed the lesser of an amount equal to the amount of additional capital required for purposes of satisfying the minimum capital ratios applicable to First National pursuant to the OCC Letter and $2,000,000.00 (the “Principal Limit”).

(b) By requesting an Advance, Borrower makes a warranty that Borrower is in compliance with all Loan Documents. When making a request for an Advance, Borrower must specify the requested amount and the date. All Advances will be made in United States dollars. Borrower agrees to indemnify and hold harmless the Lender for the Lender’s reliance on any request for Advances that the Lender reasonably believes to be genuine. To the extent permitted by law, Borrower will indemnify the Lender and hold the Lender harmless when the person making any request represents that Borrower authorized the person to request an Advance even when the person is unauthorized or the person’s signature is not genuine. The Borrower may request Advances by the following methods: (1) in person; (2) by phone; or (3) by mail.

Exhibit G

(c) In addition to any other Loan conditions, requests for, and access to, Advances are subject to the following limitations:

(1) Obligatory Advances. Lender will make all Advances under and subject to this Agreement’s terms and conditions.

(2) Advance Amount. Subject to the terms and conditions contained in this Agreement, Advances will be made in the amount requested by Borrower.

(3) Disbursement of Advances. On Borrower’s fulfillment of this Agreement’s terms and conditions, Lender will disburse the Advance in any manner mutually agreed upon.

(4) Credit Limit. Borrower understands that the Lender will not ordinarily grant a request for an Advance that would cause the unpaid principal of the Loan to be greater than the Principal Limit. The Lender may, at its option, grant such a request without obligating the Lender to do so in the future. The Borrower will pay any over Advances in addition to the regularly scheduled payments. The Borrower will repay any over Advance by repaying the Lender in full within 10 days after the overdraft occurs.

(5) Records. The Lender’s records will be conclusive evidence as to the amount of Advances, the Note’s unpaid principal balances and the accrued interest.

(d) All of the following conditions shall be satisfied before the Lender will be required to make any Advances under this Agreement.

(1) No Default. There has not been a default under this Agreement or any other Loan Documents nor would a default result from making the Loan or any Advance.

(2) Information. The Lender has received all documents, information, certifications and warranties as the Lender may require, all properly executed, if appropriate, on forms acceptable to the Lender.

(3) Inspections. The Lender has made all inspections it considers necessary and is satisfied with this inspection.

(4) Conditions and Covenants. Borrower will have performed and complied with all conditions required for an Advance and all covenants in this Agreement and any other Loan Documents.

(5) Warranties and Representations. The warranties and representations contained in this Agreement are true and correct at the time of making the requested Advance.

Exhibit G

(6) Financial Statements. The Borrower’s most recent financial statements and other financial reports, delivered to the Lender, are current, complete, true and accurate in all material respects and fairly represent the Borrower’s financial condition.

(7) Bankruptcy Proceedings. No proceeding under the United States Bankruptcy Code has been commenced by or against the Borrower or any of the Borrower’s affiliates.

(8) Pledge Agreement. Borrower shall have executed and delivered the Pledge Agreement attached hereto and marked “Exhibit A” providing for the Borrower’s pledge to the Lender of a second lien security interest in one hundred percent (100%) of the issued and outstanding shares of First National common stock in order to secure the Loan and the Borrower’s Obligations hereunder (the “Pledge Agreement”).

(9) Non-compliance with OCC Letter. As a result of the attempt to sell the AHB Division, actual sale thereof, or the effects on First National of such sale, First National’s regulatory capital ratios, as reported in its Regulatory Reports, shall have fallen below the minimum regulatory capital requirements established by the OCC as set forth in the OCC Letter, and the OCC shall not have indicated, orally or in writing, that it will not take immediate action to enforce such minimum levels prior to consummation of the Merger.

(10) Officer’s Certificate. The representations and warranties of the Borrower contained in Article III shall be true on and as of the date of the requested Advance with the same effect as though such representations and warranties had been made on and as of such date, and no event shall have occurred prior to such date which constitutes an Event of Default or which, with notice or the lapse of time, or both, would constitute an Event of Default, and all of the conditions to an Advance hereunder shall have been satisfied, and the Borrower shall have delivered to the Lender on the date of the requested Advance a certificate, dated such date and signed by the President or Chief Financial Officer of the Borrower, to such effect, together with any other evidence of the foregoing reasonably requested by Lender.

SECTION 2.04. Optional Prepayments. The Borrower may, at its option, prepay the Loan, in whole or in part, at any time and from time to time.

SECTION 2.05. Payment upon Capital Raising Event. Upon the completion of any capital raising event by Borrower or First National, including, without limitation, any public offering or private placement of Borrower common stock, preferred stock, trust preferred securities, subordinated debt, or similar instruments or arrangements that result in proceeds to Borrower or First National in an amount sufficient to satisfy, after giving effect to the payment of amounts pursuant to this Section 2.04, the additional capital requirements imposed upon First National pursuant to the OCC Letter, all amounts then outstanding under the Note, plus any late charges, prepayment penalties or other fees owing hereunder or thereunder, shall immediately

Exhibit G

and without any action by the Lender become due and payable in full. Borrower agrees that if it undertakes a public offering of its securities during the term of this Loan Agreement, it shall use commercially reasonable efforts to raise net proceeds in the offering sufficient, together with any other cash or cash equivalents on hand, to satisfy both the additional capital requirements imposed upon First National pursuant to the OCC Letter and the repayment of the outstanding amounts under the Note, plus any late charges, prepayment penalties or other fees owing hereunder or thereunder pursuant to this Section 2.04.

SECTION 2.06. General Provisions as to Loan Payments and Computation of Interest. The Borrower shall make each payment of principal of, and interest on, the Loan in lawful money of the United States of America and in federal or other funds immediately available to the Lender at its address referred to in Section 8.03. The Borrower hereby irrevocably authorizes the Lender to debit any of its accounts at the Lender for the payment of all amounts payable under the Loan Documents on the due date for such payments. Whenever any payment of principal of, or interest on, the Loan shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest shall continue to accrue thereon. If the date for any payment of principal of the Loan is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Interest on the Loan shall be computed on the basis of a year of 360 days, and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants that:

SECTION 3.01. Financial Statements.

(a) Borrower has previously made available to the Lender the Financial Statements filed as of the date hereof and will deliver to the Lender within five (5) days of filing all the Financial Statements to be filed after the date hereof. The Financial Statements have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Borrower as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

(b) Borrower has made its Regulatory Reports through September 30, 2009, and First National’s Regulatory Reports through December 31, 2009, available to the Lender and will deliver to the Lender within five (5) days of filing all Regulatory Reports to be filed after the date hereof. The Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Borrower or First National as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

Exhibit G

(c) At the date of each balance sheet included in the Financial Statements or Regulatory Reports, neither Borrower or First National (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Financial Statements or Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to Borrower and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d) The allowance for loan losses reflected, and to be reflected, in the Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Financial Statements have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

SECTION 3.02. Business and Properties. No report, document, certificate or statement delivered to the Lender by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Except with respect to the Regulatory Letters, since December 31, 2008, there has not been any adverse change in the business, operations, properties or assets of the Borrower or its subsidiaries which is material to the Borrower and its subsidiaries taken as a whole or to the Borrower alone.

SECTION 3.03. No Pending Material Litigation or Proceeding. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Borrower or any of its subsidiaries) pending or, to the knowledge and belief of the Borrower, threatened against or affecting the Borrower or any of its subsidiaries, or the business or properties of the Borrower or any of its subsidiaries, at law or in equity, or before or by any governmental department, commission board, agency or instrumentality, domestic or foreign, or any arbitrator, which might have a material adverse effect on the financial position of the Borrower and its subsidiaries taken as a whole or which might have any material adverse effect on the ability of (a) the Borrower or any subsidiary to carry on its business as now conducted or (b) the Borrower to perform any of its obligations under the Loan Documents. Neither the Borrower nor any of its subsidiaries is, to the knowledge and belief of the Borrower, (i) in default in any material respect under any order, writ, injunction or decree of any court or arbitrator, or (ii) in default in any material respect under any order, regulation or demand of any governmental agency, where the default specified in (i) or (ii) would have consequences that might have a material adverse effect on the financial position of the Borrower and its subsidiaries taken as a whole.

SECTION 3.04. Valid Organization, Good Standing and Qualification of Borrower and Subsidiaries. The Borrower and its subsidiaries are duly and validly organized and existing entities in good standing under the laws of their respective jurisdictions of organization. The Borrower and its subsidiaries are duly licensed or qualified and in good standing as foreign

Exhibit G

entities in all other jurisdictions where the ownership or leasing of property or the nature of business transacted makes such qualification necessary, and are entitled to own their respective properties and assets, and to carry on their respective businesses, all as, and in the places where, such properties and assets are now owned or operated or such businesses are now conducted or presently proposed to be conducted, except where failure to so qualify would not have a material adverse effect on the business, properties or assets, or in the condition, financial or otherwise, of the Borrower and its subsidiaries taken as a whole. The Borrower and its subsidiaries have made payment of all franchise and similar taxes in their respective jurisdictions in which they are qualified as foreign entities, insofar as such taxes are due and payable at the date of this agreement, except for any such taxes immaterial in amount or the validity of which is being contested in good faith and for which proper reserves have been set aside on the books of the Borrower or any of its subsidiaries, as the case may be. The shares of capital stock of each subsidiary owned by the Borrower, directly or indirectly, have been duly issued, are fully paid and nonassessable, and are owned free and clear of any liens, charges and encumbrances.

SECTION 3.05. No Leases Affecting Balance Sheet Values: Status of Leases. None of the assets or properties the values of which are reflected in the latest audited consolidated balance sheet referred to in Section 3.01 is held by the Borrower or any of its subsidiaries as lessee under any lease (excluding capitalized lease obligations). The Borrower and its subsidiaries enjoy peaceful and undisturbed possession under all of the leases under which they are operating, none of which contains any unusual or burdensome provisions that will, in the judgment of the Borrower, materially and adversely affect or impair the operations of the Borrower and its subsidiaries taken as a whole. All of such leases are valid, subsisting and in full force and effect and, to the best knowledge of the Borrower, none of such leases is in default.

SECTION 3.06. No Adverse Contracts or Restrictions. Except with respect to the Regulatory Letters, neither the Borrower or any of its subsidiaries is a party to, or is bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction, which in the opinion of the Borrower materially and adversely affects its business, property, assets, operations or condition, financial or otherwise.

SECTION 3.07. No Legal Restrictions on Performance: No Defaults. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by it, nor compliance with its terms and conditions will conflict with or result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, corporate charter, bylaws or any other agreement or instrument to which the Borrower or any of its subsidiaries is now a party or by which any of them or their respective properties may be bound or affected, or any judgment or order, writ, injunction, decree or demand of any court, arbitrator, or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or result in the creation or imposition of any lien charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower or its subsidiaries under the terms or provisions of any such agreement or instrument. Neither the Borrower or its subsidiaries is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of the Borrower or its subsidiaries or pursuant to which any such Indebtedness is issued or other agreement or

Exhibit G

instrument to which the Borrower or its subsidiaries is a party or by which the Borrower or its subsidiaries or its properties may be bound or affected. No event has occurred which constitutes an event of default or which, with notice or the lapse of time, or both, would constitute an event of default under any agreement or instrument evidencing Indebtedness for money borrowed of the Borrower or any of its subsidiaries which enables the holders thereof or any Person on their behalf to declare the same due and payable prior to the maturity thereof.

SECTION 3.08. Compliance with Statutes and Regulations. Except as set forth in the Regulatory Letters, the Borrower and its subsidiaries have complied with, and are currently in compliance with, all applicable statutes, regulations, orders and restrictions of the United States of America, foreign countries, states and municipalities, and agencies and instrumentalities of the foregoing, in respect of the conduct of their respective businesses and ownership of their respective properties (including, without limitation, applicable statutes, regulations, orders and restrictions relating to bank holding companies, banks, equal employment opportunities and environmental standards or controls), where failure to comply therewith would have a material adverse effect on the business, properties or assets, or in the condition, financial or otherwise, of the Borrower and its subsidiaries taken as a whole. No governmental consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement. Without limiting the generality of the foregoing, the Borrower and its subsidiaries have complied with, and are currently in compliance with, to the extent compliance is required as of the date hereof, all applicable requirements imposed upon the Borrower or its subsidiaries as a result of any formal or informal regulatory enforcement action or guidance, including, without limitation, the Regulatory Letters.

SECTION 3.09. Regulatory Actions. Except with respect to the Regulatory Letters, as such are currently in effect, neither Borrower nor First National has received any notification or communication from any applicable bank regulatory authority (i) asserting that Borrower or First National is not in compliance with any of the statutes, regulations or ordinances which such regulatory authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Borrower or First National; (iii) requiring or threatening to require Borrower or First National, or indicating that Borrower or First National may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Borrower or First National, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Borrower or First National, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Borrower nor First National has consented to or entered into any Regulatory Agreement, except for the Regulatory Letters.

SECTION 3.10. “Well-Capitalized” Status. Borrower and First National are “well capitalized” within the meaning of applicable banking regulations as of the date of this Agreement and will continue to be for so long as obligations remain outstanding hereunder.

Exhibit G

SECTION 3.11. Securities Documents. The Securities Documents filed or to be filed by Borrower under the Securities Exchange Act of 1934, as amended, at any time since December 31, 2008 complied with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act, and all applicable rules and regulations of the SEC.

SECTION 3.12. Tax Status. The Borrower and its subsidiaries have filed all United States income tax returns and all state, municipal and other tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended December 31, 2008.

SECTION 3.13. Margin Regulation. The Borrower will not use any part of the proceeds of the Loan (a) directly or indirectly to purchase or carry any “margin security” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, or to reduce or retire any Indebtedness originally incurred to purchase any such security within the meaning of such regulation, (b) so as to involve the Borrower in a violation of Regulation X of such Board, or (c) for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or any of the rules and regulations respecting the extension of credit promulgated thereunder.

SECTION 3.14. Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.15. Exempt Status Of Transaction Under Securities Act. The execution and delivery of the Note by the Borrower constitutes a transaction exempt from the registration provisions of the Securities Act of 1933, as amended.

SECTION 3.16. Authorization and Validity. The Loan Documents have been duly authorized and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

ARTICLE IV

Conditions of Closing

The Lender’s obligation to make the Loan provided for in Article II shall be subject to the performance by the Borrower prior to or at the Closing Date of all its agreements theretofore to be performed under this Agreement, to the accuracy of its representations and warranties contained in this Agreement, and to the satisfaction, prior to or concurrently with the closing of the Loan of the following further conditions:

SECTION 4.01. Opinion of Counsel. The Lender shall have received on the Closing Date from the Borrower’s counsel, an opinion, dated the Closing Date, in form and substance satisfactory to Lender, opining that this Agreement has been duly and validly authorized, executed and delivered on behalf of the Borrower, and the Agreement and Loan Documents represent binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Exhibit G

SECTION 4.02. Certificate as to Representations and Warranties and No Events of Default; Corporate Resolutions.

(a) The representations and warranties of the Borrower contained in Article III shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and no event shall have occurred prior to the Closing Date which constitutes an Event of Default or which, with notice or the lapse of time, or both, would constitute an Event of Default, and the Borrower shall have delivered to the Lender on the Closing Date a certificate, dated the Closing Date and signed by the President or Chief Financial Officer of the Borrower, to such effect.

(b) Certified copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents, together with a certificate of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents, and an acknowledgement executed by a majority of the members of the Board of Directors of Borrower authorizing the pledge of First National common stock pursuant to Section 2.03.

SECTION 4.03. Pledge Agreement. Borrower shall have executed and delivered the Pledge Agreement attached hereto and marked “Exhibit A”, and any ancillary documents to be delivered pursuant thereto, providing for the Borrower’s pledge to the Lender of a second lien security interest in one hundred percent (100%) of the issued and outstanding shares of First National common stock in order to secure the Loan and the Borrower’s obligations hereunder (the “Pledge Agreement”).

SECTION 4.04. Proceedings and Documents. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to such transactions shall be satisfactory in form and substance to the Lender and the Lender’s counsel; and the Lender shall have received all documents or other evidence which the Lender and the Lender’s counsel may reasonably have requested in connection with such transaction and compliance with the conditions set forth in this Article IV, in form and substance satisfactory to the Lender and the Lender’s counsel.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees that, unless the Borrower obtains the prior written consent of the Lender to the contrary:

SECTION 5.01. Payment of Principal and Interest. The Borrower will punctually pay or cause to be paid the principal of and interest on the Note according to the respective terms thereof.

SECTION 5.02. Maintenance of Corporate Existence. The Borrower will at all times do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, patents and franchises and the corporate existence, rights, patents and

Exhibit G

franchises of its subsidiaries and comply with, and cause each subsidiary to comply with, all related laws applicable to the Borrower or its subsidiaries in such manner as counsel shall advise; provided, however, that nothing in this Section 5.02 shall (a) require the Borrower or any of its subsidiaries to maintain, preserve or renew any right, patent or franchise which is not, in the opinion of the Board of Directors of Borrower, necessary or desirable in the conduct of the business of the Borrower or such subsidiary, as the case may be, or (b) prevent the termination of the corporate existence of any subsidiary (other than any of its bank subsidiaries) if, in the opinion of the Board of Directors of Borrower, such termination is in the best interest of the Borrower and not disadvantageous to the Lender, or (c) require the Borrower or any of its subsidiaries to comply with any law so long as the validity or applicability thereof shall be contested in good faith.

SECTION 5.03. Maintenance of Insurance. The Borrower will keep adequately insured, and cause each of its subsidiaries to keep adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporations, and carry, and cause each of its subsidiaries to carry, such other insurance as is generally carried by corporations engaged in the same or a similar business similarly situated.

SECTION 5.04. Payment of Taxes, Assessments, Etc. The Borrower will duly and promptly pay and discharge, and cause each of its subsidiaries duly and promptly to pay and discharge, as the same become due and payable, all taxes, assessments and governmental and other charges and claims lawfully levied or imposed upon the franchises, properties, earnings and business of the Borrower or such subsidiary, as the case may be, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that nothing contained in this Section 5.04 shall require the Borrower or any such subsidiary to pay any such tax, assessment, charge or claim so long as the Borrower or such subsidiary in good faith shall contest the validity thereof and shall set aside on its books adequate reserves with respect thereto.

SECTION 5.05. Payment of Indebtedness. The Borrower will, and will cause each of its subsidiaries to, pay punctually or discharge when due, or renew or extend, any Indebtedness heretofore or hereafter incurred by it or any of them, as the case may be, and discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on the part of the Borrower or such subsidiary, as the case may be, in connection therewith, or in connection with any agreement or other instrument relating thereto, or in connection with any mortgage, pledge or lien existing at any time upon any of the property or assets of the Borrower or such subsidiary, as the case may be; provided, however, that nothing contained in this Section 5.05 shall require the Borrower or any such subsidiary to pay or discharge or renew or extend any such Indebtedness or to discharge, perform or observe any such covenants, provisions and conditions so long as the Borrower or such subsidiary in good faith shall contest any claim which may be asserted against it in respect of any such Indebtedness or of any such covenants, provisions and conditions and shall set aside on its books adequate reserves with respect thereto.

SECTION 5.06. Keeping of Books. The Borrower will, and will cause each of its subsidiaries to, (a) keep at all times proper books of record and account in which full, true and

Exhibit G

correct entries will be made of its transactions in accordance with good accounting practice; and (b) set aside on its books from its earnings, for each fiscal year, reserves for depreciation, obsolescence and/or amortization of its properties during such years and all other proper reserves, which, in accordance with good accounting practice, should be set aside from such earnings in connection with its business.

SECTION 5.07. Compliance with Law. The Borrower will, and will cause each of its subsidiaries to, comply in all material respects with all applicable statutes, regulations and orders of, and all restrictions imposed by, the United States of America and all foreign countries having jurisdiction, and any state, municipality or any other political subdivision or any agency of any thereof, in respect of the conduct of their respective businesses and the ownership of their respective properties (including all applicable statutes, regulations, orders and restrictions relating to bank holding companies, banks, equal employment opportunities and environmental standards and controls); provided, however, that nothing contained in this Section 5.07 shall require the Borrower or any such subsidiary to comply with any law so long as the validity or applicability thereof shall be contested in good faith. The Borrower shall, and shall cause First National to, at all times remain in compliance with all applicable requirements imposed upon the Borrower or its subsidiaries as a result of any formal or informal regulatory enforcement action or guidance, including, without limitation, to the extent compliance is required as of a particular date, the Regulatory Letters.

SECTION 5.08. Borrower shall certify in writing within 20 days after the end of each month that the Loan remains outstanding that the following covenants are true as of such month end:

(a) Other than the Regulatory Letters, Borrower and First National are not subject to any formal regulatory enforcement action.

(b) Borrower and First National have sufficient capital to satisfy all applicable regulatory requirements in order to be considered well capitalized by regulatory authorities, and in order to satisfy any additional requirements imposed by formal or informal regulatory action.

(c) Borrower and First National are in compliance with all applicable requirements under any current or future formal or informal regulatory enforcement action to the extent compliance is required as of a particular date.

SECTION 5.09. Notice of Default. If any Event of Default shall occur, the Borrower will at once give written notice to the Lender specifying the nature of such Event of Default and the action, if any, being taken by the Borrower to cure such Event of Default.

ARTICLE VI

Negative Covenants

SECTION 6.01. Indebtedness. The Borrower covenants and agrees that, unless the Borrower obtains the Lender’s prior written consent to the contrary, the Borrower will not create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness owed to the Lender under the Loan Documents;

Exhibit G

(b) Indebtedness existing or anticipated on the Closing Date and reflected in the Financial Statements referred to in Section 3.01;

(c) Unsecured Indebtedness to third party creditors in an aggregate amount not to exceed $1,000,000, or unsecured Indebtedness to one or more members of the Board of Directors of Borrower, directly or indirectly, in an aggregate amount not to exceed $2,000,000;

(d) accrued salaries, wages and benefits;

(e) current accounts payable arising out of transactions (other than borrowings) in the ordinary course of business;

(f) capitalized leases; and

(g) purchase money obligations.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) default shall be made in the performance or observance of any of the covenants, conditions or agreements contained in the Loan Documents and such default shall continue for a period of 30 days after written notice to the Borrower from the Lender stating the specific default or defaults; or

(b) default shall be made in the performance or observance of any of the covenants, conditions or agreements contained in that certain loan agreement dated November 20, 2009, as amended, by and between Borrower and Graystone Tower Bank, or the promissory note or stock pledge agreement executed in connection therewith; or

(c) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Borrower a bankrupt or insolvent or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Borrower under the federal bankruptcy laws, or any other similar applicable federal or state law, and such decree or order shall have continued undischarged or unstayed for a period of 60 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or solvency of the Borrower or its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or any property of the Borrower shall be sequestered or attached and shall not be returned to the possession of the Borrower or released from such attachment within 60 days thereafter; or

Exhibit G

(d) the Borrower shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the federal bankruptcy laws, or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency out or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall voluntarily suspend transaction of its usual business, or corporate action shall be taken by the Borrower in furtherance of any of the aforesaid purposes; or

(e) final judgment for the payment of money in excess of $500,000 (whether one judgment or several which in the aggregate exceed $500,000) shall be rendered against the Borrower or any of its subsidiaries and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed; provided, however, if the Borrower or any subsidiary posts a bond which would satisfy the judgment and execution on the judgment is effectively stayed thereby, such judgment shall not constitute an Event of Default during such time; or

(f) the Borrower or First National, shall, prior to the later of the date that the Loan has been repaid in full or November 20, 2010, enter into any agreement or take any action which will result in a Change of Control, unless Tower and/or the Lender is a party to such Change of Control transaction; or

(g) the Borrower shall be in default under the Merger Agreement, or the Merger Agreement is terminated by either party thereto in accordance with its terms; or

(h) any representation or warranty made or deemed made by the Borrower in this Agreement or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with this Agreement, or the making of the Loan shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

then, and in each and every such case, the Lender by notice in writing to the Borrower may declare the principal of the Note to be immediately due and payable, and upon any such declaration the same shall become immediately due and payable, anything in the Loan Documents to the contrary notwithstanding and Lender may exercise all of its remedies as set forth in the Pledge Agreement attached hereto as Exhibit “A”. Without limiting the generality of the foregoing, in the event of an Event of Default arising under Section 7.01(f), Borrower shall pay to Lender, in addition to any other amounts then owing under the Note, a fee in the amount of ten percent (10.00%) of the face amount of the Loan (i.e., $200,000).

In case of an Event of Default specified above in this Section 7.01 shall have occurred and be continuing, the Lender may proceed to protect and enforce its rights either by suit in equity or by action at law, or both, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in the

Exhibit G

Loan Documents, or in aid of the exercise of any power granted in the Loan Documents, or may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Lender. The Borrower shall pay all reasonable expenses incurred by the Lender in connection with the enforcement of the Loan Documents.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Consents, Waivers and Modifications. Any term, agreement or condition of the Loan Documents may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Borrower shall have obtained the prior written consent of the Lender; provided, however, that any waiver shall be effective only in the specific instance and for the purpose for which given.

SECTION 8.02. Survival of Covenants: Successors and Assigns. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other documents delivered pursuant to the Loan Documents, regardless of any investigation made by the Lender or on its behalf, shall survive the execution and delivery of the Loan Documents to the Lender, and shall continue in full force and effect until the date on which the Loan is repaid in full. Anything to the contrary contained herein notwithstanding, Borrower’s obligation to pay to Lender, in addition to any other amounts then owing under the Note, a fee in the amount of ten percent (10.00%) of the face amount of the Loan (i.e., $200,000), upon a Change of Control transaction prior to November 20, 2010, as provided in Section 7.01(f), shall continue through the later of repayment of the Loan in full or November 20, 2010. All such covenants, agreements, representations and warranties shall be binding upon any successors and assigns of the Borrower.

SECTION 8.03. Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mails, postage prepaid, registered or certified mail, return receipt requested, or, in the case of telegraphic notice, when delivered to the telegraph company, charges prepaid, or when sent by courier system providing for receipt of delivery, addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

To the Borrower:	First Chester County Corporation
9 North High Street
West Chester, PA 19380
Attn: John A. Featherman, III, Chairman, President & CEO

To the Lender:	Tower Bancorp, Inc.
112 Market Street
Harrisburg, PA 17101
Attn: Carl D. Lundblad, General Counsel

SECTION 8.04. Successors. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that neither party may assign or transfer its rights hereunder without the prior written consent of the other party.

Exhibit G

SECTION 8.05. Construction. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, the domestic internal laws of the Commonwealth of Pennsylvania without regard to its rules pertaining to conflict of laws. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.06. Severability. Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.07. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 8.08. Entire Agreement. The Loan Documents represent the entire agreement between the Lender and the Borrower with respect to the financing transactions to which they relate, and cannot be changed or amended except by an agreement in writing signed by the party against whom enforcement of the change or amendment is sought.

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Exhibit G

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first above written.

FIRST CHESTER COUNTY CORPORATION

By:
Name: John A. Featherman, III
Title: Chairman, President & CEO

TOWER BANCORP, INC.

By:
Name: Andrew Samuel
Title: Chairman, President & CEO

Exhibit G

EXHIBIT A

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (“Agreement” or “Pledge”) is made and entered into this 4th day of March, 2010, by and between FIRST CHESTER COUNTY CORPORATION, a Pennsylvania business corporation having its principal office at 9 North High Street, West Chester, Pennsylvania 19380 (the “Pledgor”), and TOWER BANCORP, INC., a Pennsylvania business corporation having an office at 112 Market Street, Harrisburg, Pennsylvania (the “Pledgee”).

Background:

A. Pursuant to that certain Loan Agreement of even date herewith between Pledgor, as borrower, and Pledgee, as lender, Pledgee has extended to Pledgor a non-revolving line of credit not to exceed the principal sum of Two Million Dollars ($2,000,000.00) (the “Loan”). The Loan is evidenced by a Promissory Note of even date herewith, as may be amended from time to time, in the face amount of Four Million Dollars ($2,000,000.00) (the “Note”).

B. To induce Pledgee to provide the Loan to Pledgor, and as security for the payment of all of Pledgor’s obligations in connection with and/or under the Loan and the Note, as may be amended, from time to time, and any and all other contracts, agreements and obligations of Pledgor to Pledgee (collectively, the “Obligations”), Pledgor desires to pledge to Pledgee 30,000 shares of common stock (“Stock”) of First National Bank of Chester County (the “Bank”).

NOW, THEREFORE, for and in consideration of the matters recited above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Pledgor agrees as follows:

1. Security Interest. Pledgor hereby pledges and grants to Pledgee a security interest in and a second lien on all of the shares of Stock in the Bank now owned or hereafter acquired by Pledgor, and all cash, securities and property paid and/or distributed to or for the benefit of Pledgor or its assignee as a consequence of Pledgor’s ownership of the Stock, or any portion thereof (collectively, the “Collateral”). Pledgor hereby represents and warrants to Pledgee that, on the date of this Agreement, Pledgor owns 30,000 shares of Stock in the Bank, which represents all of the issued and outstanding shares of common stock of the Bank, free and clear of any liens, claims and encumbrances, except for a first lien security interest held by Graystone Tower Bank pursuant to that certain stock pledge agreement dated November 20, 2009 (the “Graystone Pledge Agreement”).

2. Obligations Secured. The Collateral and the continuing security interest granted herein shall secure the satisfaction in full of all Obligations and all amounts payable under the Note and Loan Agreement.

3. Delivery of Stock and Assignments. All original certificates and instruments representing or evidencing 30,000 shares of Stock owned in the name of Pledgor have been delivered to Graystone Tower Bank pursuant to the Graystone Pledge Agreement, shall continue to be held by Graystone Tower Bank on behalf of Pledgee pursuant hereto, and are in suitable

Exhibit G

form for transfer by delivery. Concurrently with the execution of this Agreement, Pledgor shall deliver to Pledgee duly executed instruments of transfer or assignments in blank, in such form as Pledgee may request.

4. Covenants. Pledgor covenants and agrees that until all Obligations are satisfied and the amounts due and owing under the Note have been paid in full, Pledgor shall:

4.1 Sale of Collateral. Not sell, transfer, assign or otherwise dispose of the Collateral, or any portion thereof, without the prior written consent of Pledgee.

4.2 Creation of Liens. Not create, incur or permit to exist any pledge, encumbrance, trust, lien, security interest or charge of any kind on the Collateral, or any portion thereof, except for that certain first lien on the Collateral granted to Graystone Tower Bank pursuant to the Graystone Pledge Agreement.

4.3 Additional Documents and Future Actions. Pledgor will take such actions and provide Pledgee, from time to time, with such agreements, financing statements and additional instruments, documents or information as Pledgee may reasonably deem necessary or advisable to perfect, protect and maintain its security interests in the Collateral or any portion thereof, to permit Pledgee to protect its interest in the Collateral or any portion thereof, and/or to carry out the terms hereof. Pledgor irrevocably authorizes the filing of carbon, photographic or other copies of this Pledge, or of a financing statement, as a financing statement, and agrees that such filing shall be sufficient as a financing statement.

4.4 Requested Information. Pledgor shall deliver to Pledgee such data and information in respect of the financial condition and affairs of Pledgor and the value of the Collateral as Pledgee may request, from time to time.

5. Default. The occurrence of an Event of Default as defined under the Note or Loan Agreement and/or the failure of Pledgor to perform any of its obligations hereunder shall constitute a default (“Default”) hereunder.

6. Voting, Distribution and Other Rights of Pledgor and Pledgee.

6.1 Prior to a Default. So long as no Default shall have occurred and is continuing, Pledgor shall be entitled to continue to exercise any and all voting and other rights arising under the Collateral and to receive and retain any and all dividends, distributions and interest, declared, distributed or paid, with respect to the Collateral, or any portion thereof.

6.2 After a Default. Upon a Default and at all times thereafter, and subject to any superior rights of Graystone Tower Bank in the Collateral:

(a) Voting and Dividends. Pledgee shall be entitled to exercise any and all voting and other consensual rights arising under the Collateral and to receive and retain any and all dividends, distributions and interest, declared, distributed or paid, with respect to the Collateral, or any portion thereof.

Exhibit G

(b) Sale of Collateral. Pledgee may exercise in respect of the Collateral any and all of the rights and remedies of a secured party upon default under the Pennsylvania Uniform Commercial Code. In addition to the foregoing, Pledgee may accept and take possession and title to the Stock in full or partial satisfaction of the Obligations then owing by Pledgor to Pledgee under the Note. Pledgee may also sell the Collateral, or any part thereof, in one or more blocks at public or private sale, at any exchange or otherwise or for future delivery, and at such price or prices and upon such other terms as are commercially reasonable. Notwithstanding the foregoing, Pledgee shall not be obligated to make any sale of Collateral.

(c) Application of Proceeds. Any cash held by Pledgee as Collateral and all cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon the Collateral, or any portion thereof, may be held by Pledgee as Collateral for, and/or then or at any time after a Default applied in whole or in part by Pledgee against all or any Obligations and sums owing by Pledgor under the Note. Any surplus of such cash or cash proceeds held by Pledgee and remaining after payment in full of the sums owing under the Note shall be returned to Pledgor.

7. Reasonable Care. Pledgee shall exercise reasonable care in the custody and preservation of the Collateral in its possession.

8. Return of Collateral. Upon the satisfaction by the Pledgor of all of its Obligations under the Note and the termination or full performance of any agreement, contract or other arrangement as may exist between Pledgor and Pledgee for the transfer or sale of any of the shares of Stock to Pledgee, this Agreement and the security interest given in the Collateral shall be terminated. Within ten (10) days thereof, the Pledgee shall deliver the Collateral in its possession to Pledgor.

9. Miscellaneous.

9.1 Communications and Notices. Any notice given pursuant to this Agreement shall be in writing, and may be telecopied, delivered by hand, mailed by first-class certified mail, return receipt requested, postage prepaid, or dispatched by next-day delivery service addressed, if to Pledgor or Pledgee, at the following addresses, or at such other address as the addressee may designate in writing:

If to Pledgor:

First Chester County Corporation

9 North High Street

West Chester, PA 19380

Attn: John A. Featherman, III, Chairman, President & CEO

Exhibit G

If to Pledgee:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Attn: Carl D. Lundblad, General Counsel

Any communications given by mail in accordance herewith are deemed to have been given three (3) business days after the date of the mailing, if a domestic mailing, or five (5) business days after the date of the mailing, if oversees; any communications sent by next day delivery service are deemed to have been given the day after being sent; and communications given by any other means are deemed to have been given when sent or delivered, as the case may be.

9.2 Severability. The provisions of this Pledge are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

9.3 Headings. The headings of the Articles, Sections, paragraphs and clauses of this Pledge are inserted for convenience only and shall not be deemed to constitute a part of this Pledge.

9.4 Binding Effect. This Pledge and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives and permitted successors and assigns, as applicable.

9.5 Amendment. No modification of this Pledge shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

9.6 Governing Law. This Pledge has been made, executed and delivered in the Commonwealth of Pennsylvania, United States of America, and shall be construed in accordance with and governed by the laws of such State.

9.7 No Third-Party Beneficiaries. The rights and benefits of this Pledge shall not inure to the benefit of any third party.

9.8 Counterparts. This Pledge may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Pledge by signing any such counterpart.

9.9 No Joint Venture. Nothing contained herein is intended to permit or authorize Pledgee to make any contract on behalf of Pledgor, nor shall this Pledge be construed as creating a partnership, joint venture or making Pledgee an investor in Pledgor.

Exhibit G

9.10 Jurisdiction and Venue. For the purpose of any suit, action or proceeding arising out of or relating to this Pledge, Pledgor hereby irrevocably consents and submits to the jurisdiction and venue of any of the courts of the Commonwealth of Pennsylvania, United States of America in and for the County of Dauphin and irrevocably agrees to accept service of process by certified mail, return receipt requested, postage prepaid, to its address set forth herein, in lieu of personal service. Pledgor irrevocably waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum, and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon Pledgor. The provisions of this paragraph shall not limit or otherwise affect the right of Pledgee to institute and conduct an action in any other appropriate manner, jurisdiction or court.

9.11 Waiver of Jury Trial. Pledgor does hereby waive the right to trial by jury in any action arising hereunder, or otherwise in connection herewith.

9.12 Indemnification. Pledgor hereby agrees to indemnify, defend and hold Pledgee harmless from any loss, expense or damage on account of anything arising out of or in connection with this Pledge, unless caused solely by Pledgee’s gross negligence or willful misconduct. This indemnity shall survive the repayment of the Note.

9.13 Scrivener. Each and every provision of this Pledge has been mutually negotiated, prepared and drafted and, in connection with the construction of any provision hereof, no consideration shall be given to the issue of which party actually prepared, drafted, requested, deleted or negotiated any provision of this Pledge.

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Exhibit G

IN WITNESS WHEREOF, Pledgor has executed this Pledge as of the day and year first above written.

PLEDGOR:

FIRST CHESTER COUNTY CORPORATION

By:
Name: John A. Featherman, III
Title: Chairman, President & CEO

PLEDGEE:

TOWER BANCORP, INC.

By:
Name: Andrew Samuel
Title: Chairman, President & CEO

Exhibit G